Exhibit 10.26

RESTRICTED STOCK UNIT NOTICE AND AWARD AGREEMENT

Notice of Grant for Restricted Stock Unit Award

Grant Name:                2015 Long Term Incentive Plan Restricted Stock Unit
Grant Date:                April 1, 2024
Employee Name:            Russell Zusi
Grant Price:                $0.00

Grant Document: RSU Agreement

Vesting Schedule – Share Units (RSU)
Vest Date	Share Units (RSU)
	Total Potential Vesting At Date	Granted	Forfeited	Distributed	Outstanding
April 1, 2028	24,319	24,319	0	0	24,319
		24,319			24,319

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
GRANTED UNDER THE
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN

April 1, 2024

You have been granted an award of Restricted Stock Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Shareworks (www.shareworks.com), the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the number of shares of Stock underlying your Award, and the dates on which your Award vests are set forth in the Notice of Grant. You must be employed by Regions or one of its Subsidiaries and in good standing on the dates on which your Award vests (except as otherwise provided below) in order for the shares of Stock underlying the Restricted Stock Units to be issued and released to you.

The Restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since the Award constitutes a grant of Restricted Stock Units, there are no voting rights applicable to the Award. All ordinary cash dividends (as determined by the Company in its sole discretion) that would have been paid upon shares of Stock underlying the Restricted Stock Units will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock, and paid in cash at the time and to the extent the Restricted Stock Units vest.

At the time at which the Restricted Stock Units vest, you may elect to satisfy any federal tax withholding requirements by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If any of the following events occur prior to the Award being paid to you in full, the outstanding Restricted Stock Units will be treated as described below:

•Termination without Cause, termination in connection with a Change in Control, or termination due to death or Disability. If your employment is (i) terminated involuntarily by the Company without Cause, (ii) terminated by you for Good Reason within the twenty-four (24) month period following a Change in Control, (iii) terminated due to your death, or (iv) terminated due to your Disability, all outstanding Restricted Stock Units will be deemed vested (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the number of outstanding Restricted Stock Units that have not yet vested and been paid will be issued and released to you, or your estate in the event of your death.

•All other terminations. If your employment terminates for any reason other than those listed above, all outstanding Restricted Stock Units that have not yet vested will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if the Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code and is payable on your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section 409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under the Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s compensation recoupment policies in effect from time to time, including the Compensation Recoupment Policy and the Financial Restatement Compensation Recoupment Policy (or any successor policies thereto).

By signing the Notice of Grant, you acknowledge that you accept the Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) the Award is subject to the Company’s compensation recoupment policies in effect from time to time; (3) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (4) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is (i) authorized by the Committee and is agreed to in writing by an authorized officer of Regions or (ii) required by Applicable Law or to comply with the Company’s recoupment policies in effect from time to time; and (5) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents the Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of the Award that results from any such action or omission.